Exhibit 4.5

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended

The following description sets forth certain material terms and provisions of the securities of Spree Acquisition Corp. 1 Ltd. (“we,” “us” or “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our securities is not complete and may not contain all the information you should consider before investing in our securities.

This description is summarized from, and qualified in its entirety by reference to, our amended and restated memorandum and articles of association, which are incorporated herein by reference. The summary below is also qualified by reference to the Companies Law and common law of the Cayman Islands.

As of March 30, 2023, we had three classes of securities registered under the Exchange Act:

(i)	our Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”);

(ii)	warrants to purchase shares of our Class A ordinary shares; and

(iii)	units consisting of one Class A ordinary share and one-half of a redeemable warrant to purchase one Class A ordinary share.

In addition, this Description of Securities also contains a description of our Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”), which are not registered under Section 12 of the Exchange Act but are convertible into Class A ordinary shares. The description of the Class B ordinary shares is necessary to understand the material terms of the Class A ordinary shares.

Units

Each unit consists of one Class A ordinary share and one-half of a redeemable warrant. Each warrant entitles the holder to purchase one Class A ordinary share. Pursuant to the warrant agreement dated December 15, 2021 between the Company and Continental Stock Transfer & Trust Company, as warrant agent, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that the warrants contained in at least two units must be exercised at any given time by a warrant holder, so that minimally one Class A ordinary share will be issuable upon exercise.

The Class A ordinary shares and warrants began trading separately on February 4, 2022, and since that time, holders have the option to continue to hold units or separate their units into the component pieces.

Ordinary Shares

As of March 30, 2023, 25,945,715 of our ordinary shares were issued and outstanding, consisting of:

●	20,945,715 Class A ordinary shares, comprised of 20,000,000 Class A ordinary shares included in the units sold in our initial public offering, and an additional 945,715 Class A ordinary shares included in the units sold to Spree Operandi U.S. LP, the wholly-owned subsidiary of our sponsor, Spree Operandi, LP (collectively, those two entities, the “sponsor”), in a private offering simultaneously with the closing of our IPO; and

●	5,000,000 Class B ordinary shares held by our sponsor.

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters voted on by shareholders, except as required by law; provided that, prior to our initial business combination, only holders of our Class B ordinary shares have the right to vote on the election of directors, and holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason. With respect to any other matter submitted to a vote of our shareholders, including any vote in connection with our initial business combination, except as required by law, holders of Class A ordinary shares and holders of Class B ordinary shares vote together as a single class. Unless specified in the Companies Law, our amended and restated memorandum and articles of association or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to our amended and restated memorandum and articles of association; such actions include amending our amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. Directors are elected for a term of two years. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the Class B ordinary shares voted for the election of directors can elect all of the directors prior to our initial business combination. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated memorandum and articles of association authorize the issuance of up to 500,000,000 Class

A ordinary shares, if we enter into a business combination, we may (depending on the terms of such business combination) be required to increase the number of Class A ordinary shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination.

In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. There is no requirement under the Companies Law for us to hold annual or general meetings to elect directors. Consequently, because the term of our directors elected prior to our initial public offering will extend for two years, we will not be re-electing directors at our initial annual general meeting held following our initial public offering. It is also possible that we may not hold an annual general meeting prior to the consummation of our initial business combination. Our amended and restated memorandum and articles of association furthermore provide that only our board of directors — and not our shareholders — have the right to call a general meeting of shareholders.

We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described herein. At the completion of our initial business combination, we will be required to purchase any Class A ordinary shares properly delivered for redemption and not withdrawn. The amount in the trust account was initially $10.20 per public share. Additionally, each public shareholder may elect to redeem its public shares without voting and, if they do vote, irrespective of whether they vote for or against the proposed business combination. Our initial shareholders have entered into a letter agreement with us dated December 15, 2021 (the “letter agreement”), pursuant to which they have agreed to waive their redemption rights with respect to their Class B ordinary shares and any public shares held by them in connection with the completion of our initial business combination. Our directors and officers have also entered into the letter agreement, imposing similar obligations on them with respect to public shares acquired by them, if any. Permitted transferees of our initial shareholders, officers or directors will be subject to the same obligations.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the ordinary shares sold in our initial public offering, which we refer to as the “Excess Shares,” without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination. As a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek shareholder approval in connection with our initial business combination, our initial shareholders have agreed (and their permitted transferees will agree), pursuant to the terms of the letter agreement, to vote their Class B ordinary shares and any public shares held by them in favor of our initial business combination. As a result, in addition to our initial shareholders’ Class B ordinary shares and Class A ordinary shares contained within their private units, we would need 11,334,132, or 56.7%, of the 20,000,000 public shares sold in our initial public offering to be voted in favor of a transaction (assuming all issued and outstanding shares are voted) in order to have such initial business combination approved by the requisite 66 and 2/3% majority required for a business combination under the Companies Law. Our directors and officers have also entered into the letter agreement, imposing similar obligations on them with respect to public shares acquired by them, if any.

Pursuant to our amended and restated memorandum and articles of association, if we are unable to complete our initial business combination within 15 months following our initial public offering or during (a) an additional three months (for a total of 18 months) if we have filed (i) a Form 8-K including a definitive merger or acquisition agreement or (ii) a proxy statement, registration statement or similar filing for an initial business combination but have not completed the initial business combination within such initial 15-month period, (b) up to two instances of an additional three months per instance for a total of up to 18 months or 21 months, respectively, by depositing into the trust account for each three month extension an amount equal to $0.10 per unit or (c) for an additional period as a result of a shareholder vote to amend our amended and restated memorandum and articles of association (in each case, an “Extension Period”), we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than 10 business days thereafter, subject to funds lawfully available therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their Class B ordinary shares if we fail to complete our initial business combination within 15 months from the closing of our initial public offering or during any Extension Period. However, if our initial shareholders acquire public shares after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to those public shares if we fail to complete our initial business combination within the prescribed time period.

As a result of our having filed a Form 8-K to report our entry into a definitive business combination agreement for an initial business combination with WHC Worldwide, LLC on October 31, 2022, we are entitled to an initial three-month Extension Period until the 18-month anniversary of our initial public offering—which Extension Period expires on June 20, 2023.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders at such time will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of our initial business combination, subject to the limitations described herein.

Class B Ordinary Shares

The Class B ordinary shares are identical to the Class A ordinary shares included in the units sold in our initial public offering, and holders of Class B ordinary shares have the same shareholder rights as public shareholders, except that: (1) prior to our initial business combination, only holders of the Class B ordinary shares have the right to vote on the appointment of directors and holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason; (2) the Class B ordinary shares are subject to certain transfer restrictions, as described in more detail below; (3) our sponsor has entered into a letter agreement with us, pursuant to which it has agreed to waive: (x) its redemption rights with respect to its Class B ordinary shares and any public shares held by it in connection with the completion of our initial business combination (and not seek to sell its shares to us in any tender offer we undertake in connection with our initial business combination); (y) its redemption rights with respect to its Class B ordinary shares and any public shares held by it in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would affect our public shareholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or to the redemption rights provided to shareholders if we do not complete our initial business combination within 15 months (currently, 18 months, as we have received an initial three-month Extension Period) from the closing of our initial public offering, or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (z) their rights to liquidating distributions from the trust account with respect to any Class B ordinary shares they hold if we fail to complete our initial business combination within 15 months (currently, 18 months) from the closing of our initial public offering (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame); (4) the Class B ordinary shares will automatically convert into our Class A ordinary shares as described below (and, if a proposal at our upcoming extension meeting is approved, may also be converted into Class A ordinary shares on a one-for-one basis at the discretion of the holders thereof at any time prior to the consummation of our initial business combination) and (5) the Class B ordinary shares are entitled to registration rights. In addition, our directors and officers have also entered into the letter agreement with respect to public shares acquired by them, if any.

The Class B ordinary shares will automatically convert into Class A ordinary shares on a one-for-one basis on the first business day following the completion of our initial business combination, subject to adjustment as provided herein. Additionally, if a proposal at our upcoming extension meeting is approved, the Class B ordinary shares may also be converted into Class A ordinary shares on a one-for-one basis at the discretion of the holders thereof at any time prior to the consummation of our initial business combination. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued in excess of the amounts issued in our initial public offering and related to the closing of our initial business combination, the ratio at which Class B ordinary shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares then in issue) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of our ordinary shares issued and outstanding upon the completion of our initial public offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with our initial business combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination and any private warrants issued to our sponsor, an affiliate of our sponsor, and any of our officers or directors.

With certain limited exceptions, the Class B ordinary shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least six months after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Register of Members (Shareholders)

Under Cayman Islands law, we must keep a register of members (i.e., shareholders) and there shall be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members shall be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination as to whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, the validity of those shares may be subject to re-examination by a Cayman Islands court.

Preference Shares

Our amended and restated memorandum and articles of association authorize 5,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Warrants

Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days following our initial business combination. However, no warrants will be exercisable for cash unless this (or another) prospectus relating to such Class A ordinary shares and the registration statement of which this (or such other) prospectus forms a part are then current and in effect. The warrants are exercisable for cash only, and are not exercisable on a cashless basis. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The private warrants, as well as any warrants underlying additional units we issue to our sponsor, officers, directors or their affiliates in payment of working capital loans made to us, will be identical to the warrants underlying the units being offered by this prospectus except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by our sponsor or its permitted transferees.

We may call the warrants for redemption (excluding the private warrants and any warrants underlying additional units issued to our sponsor, initial shareholders, officers, directors or their affiliates in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, a registration statement is then in effect with respect to the Class A ordinary shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, dated December 15, 2021. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Class A ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below their respective exercise prices.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per Class A ordinary share, (y) Class B ordinary shares, the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Under the terms of the warrant agreement, we have agreed to use our best efforts to have declared effective a prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and we will not be required to net cash settle or cash settle the warrant exercise.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Class A ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Class A ordinary shares to be issued to the warrant holder.

Dividends

We have not paid any cash dividends on our Class A ordinary shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association contain certain requirements and restrictions relating to our initial public offering that apply to us until the completion of our initial business combination. These provisions cannot be amended without a special resolution. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (i) at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders who attend and vote at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. Our amended and restated memorandum and articles of association provide that special resolutions must be approved either by at least two-thirds of our shareholders who attend and vote at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of our shareholders.

Our sponsor and its affiliates, who collectively beneficially own approximately 20.0% of our ordinary shares following the close of our initial public offering and the concurrent private placement, participate in any vote to amend our amended and restated memorandum and articles of association and have the discretion to vote in any manner they choose. Specifically, our amended and restated memorandum and articles of association provide, among other things, that:

●	if we are unable to complete our initial business combination within 15 months (currently, 18 months, because we are entitled to an Extension Period) from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve;

●	prior to our initial business combination, we may not issue additional ordinary shares that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination;

●	although we do not intend to enter into a business combination with a target business that is affiliated with our sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, that such a business combination is fair to our company from a financial point of view;

●	if a shareholder vote on our initial business combination is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

●	so long as we obtain and maintain a listing for our securities on the NYSE, NYSE rules require that our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred advisory fee and taxes payable) at the time of our signing a definitive agreement in connection with our initial business combination;
●	if our shareholders approve an amendment to our amended and restated memorandum and articles of association that would (i) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem our public shares if we do not complete our initial business combination within 15 months (currently, 18 months, because we are entitled to an Extension Period) from the closing of our initial public offering or (ii) with respect to the other provisions relating to shareholders’ rights or pre-business combination activity, we will provide our public shareholders with the opportunity to redeem all or a portion of their ordinary shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding public shares; and

●	we will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated memorandum and articles of association provide that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of our initial business combination.

The Companies Law permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of the holders of at least two-thirds of such company’s issued and outstanding ordinary shares present (in person or via proxy) and voting at a general meeting. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, with the requisite shareholder approval, we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated memorandum and articles of association. Nevertheless, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide dissenting public shareholders with the opportunity to redeem their public shares.

Shares Eligible for Future Sale

Following our initial public offering we have 25,945,715 ordinary shares issued and outstanding. Of these shares, the 20,000,000 Class A ordinary shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 5,000,000 Class B ordinary shares and 945,715 privately placed units (and the securities contained within those units) sold to our sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering, and are subject to transfer restrictions as described elsewhere herein.

Rule 144

A person who has beneficially owned restricted Class A ordinary shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted Class A ordinary shares for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

●	1% of the total number of Class A ordinary shares then issued and outstanding, which equals 209,457 shares after our initial public offering; or

●	the average weekly trading volume of the Class A ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our sponsor will be able to sell its Class B ordinary shares and private units (and securities contained within those units) pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Registration Rights

The holders of the Class B ordinary shares, private units and warrants that may be issued on conversion of working capital loans (and the Class A ordinary shares and private warrants contained within the private units) and any Class A ordinary shares issuable upon the exercise of the private warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Class B ordinary shares), are entitled to registration rights pursuant to an agreement entered into on the effective date of our IPO. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Class B ordinary shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Class B ordinary shares are to be released from their transfer restrictions. The holders of a majority of the private units (or securities contained within those private units) and warrants issued to our sponsor, officers, directors or their affiliates upon conversion of working capital loans made to us can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Exclusive Forum

Our amended and restated memorandum and articles of association provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (for the sake of clarification, this provision does not apply to causes of action arising under the Exchange Act). Our amended and restated articles of association also provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction for any derivative action or proceeding brought on behalf of our company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to our company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Act.

Listing of Securities

Our units, Class A ordinary shares, and warrants are listed on the New York Stock Exchange, or NYSE, under the symbols “SHAP/U,” “SHAP” and “SHAP/W”. Following February 4, 2022, Class A ordinary shares and warrants may be traded separately from the units on the NYSE.